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                                                                   Exhibit 99.2
                                                                   ------------

       SHELBOURNE PROPERTIES II, INC. AND SHELBOURNE PROPERTIES III, INC.
                ANNOUNCE SALE OF MELROSE PARK, ILLINOIS PROPERTY


         BOSTON, MASSACHUSETTS, February 28, 2003 -- Shelbourne Properties II, Inc. (AMEX: HXE), and Shelbourne Properties III, Inc. (AMEX: HXF) (the "Shelbourne REITs") are pleased to announce that they have each sold their respective properties located in Melrose Park, Illinois commonly referred to as Melrose Park-Phase I (Shelbourne II) and Melrose Park-Phase II (Shelbourne III) for an aggregate purchase price of $5,500,000 ($3,427,200 for Phase I and $2,164,800 for Phase II). After closing adjustments and other closing costs, net proceeds were approximately $2,900,000 with respect to Phase I and approximately $1,950,000 with respect to Phase II. The proceeds from this sale have been included in the dividends announced by the Shelbourne REITs earlier today.

         The Board of Directors and Shareholders of each of Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. have previously approved a plan of liquidation for Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. For additional information concerning the proposed liquidation including information relating to the properties being sold please contact John Driscoll at (617) 570-4609 or Andy Feinberg at (617) 570-4620.